Exhibit 99.1

OPHTHALMIC IMAGING SYSTEMS	CONTACTS: GIL ALLON, CEO
221 LATHROP WAY, SUITE I	ARIEL SHENHAR, CFO
SACRAMENTO, CA 95815	(916) 646-2020
INVESTOR RELATIONS TODD FROMER / GARTH RUSSELL KCSA Strategic Communications 212-896-1215 / 212-896-1250

OPHTHALMIC IMAGING SYSTEMS REPORTS SECOND QUARTER 2008 RESULTS

- - -

SACRAMENTO, CALIF., AUGUST 13, 2008 – Ophthalmic Imaging Systems, a leading digital imaging company (OIS) (OTC BB: OISI) today reported financial results for the three and six month periods ended June 30, 2008, provided an update on the progress of its new subsidiary, Abraxas Medical Solutions, and announced a change in the membership of the Company’s Board of Directors.

For the quarter ended June 30, 2008, OIS reported net revenues of $3.2 million, compared with net revenues of $3.6 million for the same period in 2007. Net loss for the second quarter of 2008 was $249,000, or $0.01 per basic and diluted share, compared with net income of $458,000, or $0.03 per basic and diluted share, in the second quarter of 2007.

For the six months ended June 30, 2008, OIS reported net revenues of $6.3 million, compared with net revenues of $7.8 million for the same period in 2007. Net loss for the six months ended June 30, 2008 was $526,000, or $0.03 per basic and diluted share, compared with net income of $1.1 million, or $0.07 and $0.06 per basic and diluted share, respectively, for the same period in 2007. The net loss for the period includes $366,000 in costs related to the Company’s newly formed subsidiary, Abraxas Medical Solutions.

As of June 30, 2008, the Company reported $4.2 million in cash and cash equivalents and $9.4 million in total shareholders’ equity.

Gil Allon, Chief Executive Officer of OIS, stated, “While we are disappointed with our second quarter results in a difficult economic environment, we are taking necessary steps to return the Company to profitable growth. In order to achieve this goal, we are executing on several strategic initiatives, including new digital imaging product launches, development of a proprietary Electronic Medical Records (EMR) and Practice Management (PM) solution and broadening our target markets beyond ophthalmology. We formed Abraxas Medical Solutions in January of 2008 to aggressively compete in the $5 billion ambulatory care EMR and PM market. Further, we believe our dominant position in the digital imaging market for ophthalmology will serve us well as we leverage this base with our own informatics solution. Abraxas is on schedule to begin marketing its proprietary EMR and PM solution to the OB/GYN, Orthopedic and Primary Care markets by the end of the third quarter, and to the Ophthalmology market by the end of 2008,” continued Mr. Allon.

OIS	WWW.OISI.COM
221 LATHROP WAY, SUITE I	MAIN 800.338.8436
SACRAMENTO, CA 95815	FAX 916.646.0207
USA

Ophthalmic Imaging Systems

Press Release

August 13, 2008

On August 8, 2008, Eric Maurincomme was appointed to serve as an independent member of the Company’s Board of Directors, replacing Marc De Clerck, who recently left Agfa HealthCare. Dr. Maurincomme joined Agfa HealthCare in 2004 as Vice President of Business Development, and currently serves as their Vice President of Marketing, Business Development and Communications. Prior to Agfa HealthCare, Dr. Maurincomme spent 10 years working for GE Healthcare.

“Eric is a strong addition to our Board of Directors. His wealth of knowledge pertaining to the healthcare IT industry, and vast business network, will serve us well as we expand our digital imaging business and focus on developing a suite of proprietary informatics products,” concluded Mr. Allon.

Eric Maurincomme commented, “I look forward to joining the OIS Board of Directors and working with management to capitalize on many of their exciting, ongoing initiatives. Agfa HealthCare values the advanced digital imaging technologies that OIS has developed for the ophthalmology field, as well as informatics solutions for various healthcare markets.”

About Ophthalmic Imaging Systems

Ophthalmic Imaging Systems (www.oisi.com), a majority-owned subsidiary of MediVision, is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures and markets digital imaging systems and informatics solutions for the eye care market. With over twenty years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technology. The Company, together with MediVision, co-markets and supports their products through an extensive network of dealers, distributors, and direct representatives.

OIS is a registered member Company listed on www.OTCVillage.com.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company’s control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company’s periodic filings with the Securities and Exchange Commission.

* * * C O N T I N U E D* * * * *

OIS	WWW.OISI.COM
221 LATHROP WAY, SUITE I	MAIN 800.338.8436
SACRAMENTO, CA 95815	FAX 916.646.0207
USA

Ophthalmic Imaging Systems
Press Release
August 13, 2008

Selected Financial Data

CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
NET REVENUES	$3,162,998	$3,617,633	$6,310,689	$7,778,013
COST OF SALES	$1,480,976	$1,585,473	$3,024,808	$3,314,019
GROSS PROFIT	$1,682,022	$2,032,160	$3,285,881	$4,463,994

SALES AND MARKETING	$1,000,534	$788,670	$1,944,543	$1,676,004
RESEARCH AND DEVELOPMENT	$537,378	$392,292	$974,355	$800,820
GENERAL AND ADMINISTRATIVE	$417,511	$434,434	$883,676	$955,462
TOTAL OPERATING EXPENSES	$1,955,423	$1,615,396	$3,802,574	$3,432,286
INCOME FROM OPERATIONS	($273,401)	$416,764	($516,693)	$1,031,708
INTEREST AND OTHER EXPENSE, NET	$22,322	$64,686	($10,901)	$107,324
NET INCOME BEFORE INCOME TAXES	($251,079)	$481,450	($527,594)	$1,139,032
INCOME TAXES	$$2,423	($23,743)	$1,137	($28,182)
NET INCOME	($248,656)	$457,707	($526,457)	$1,110,850

BASIC NET INCOME PER SHARE	($0.01)	$0.03	($0.03)	$0.07

SHARES USED IN THE CALCULATION OF BASIC EARNINGS PER SHARE	16,866,831	16,547,664	16,866,831	16,528,171

DILUTED NET INCOME PER SHARE	($0.01)	$0.03	($0.03)	$0.06

SHARES USED IN THE CALCULATION OF DILUTED EARNINGS PER SHARE	16,881,311	17,995,485	16,992,348	18,176,171

# # #

OIS	WWW.OISI.COM
221 LATHROP WAY, SUITE I	MAIN 800.338.8436
SACRAMENTO, CA 95815	FAX 916.646.0207
USA